Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Surf Air Mobility Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value of $0.0001	Rule 457(a)	11,307,522 (3)	$0.29	$3,279,181	$147.60 per $1,000,000	$484.01
Total Offering Amounts			11,307,522		$3,279,181		$484.01
Total Fee Offsets							$0.00
Net Fee Due							$484.01

(1)

This Registration Statement covers, in addition to the number of shares of Surf Air Mobility Inc., a Delaware corporation (the “Company”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Surf Air Mobility Inc. Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan”) as a result of one or more adjustments under the 2023 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sales price of the Common Stock, as quoted on the New York Stock exchange on August 12, 2024.

(3)

Represents (i) 3,807,522 shares of Common Stock added to the 2023 Plan as a result of the “evergreen” provision therein and (ii) 7,500,000 shares of Common Stock added to the 2023 Plan and approved by the Company’s stockholders at the Company’s 2024 annual meeting of stockholders.